UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 28, 2016

Titanium Healthcare, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number: 000-53803

Nevada	27-0984261
(State of incorporation)	(IRS Employer ID Number)

11701 Bee Cave Road, Suite 124, Austin, Texas 78738

(Address of principal executive offices)

(469) 606-4521

(Issuer's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Knight Capital Funding Agreement

On January 28, 2016, Titanium Healthcare, Inc., a Nevada corporation (the "Company"), entered into a one-time Future Receivables Sale Agreement, dated as of January 21, 2016, with Knight Capital, LLC (the "Knight Capital Agreement"). Pursuant to the Knight Capital Agreement, the Company sold $102,065 of future receivables to Knight Capital in exchange for $74,500 of proceeds. Pursuant to the Knight Capital Agreement, the Company agreed to pay Knight Capital $773 each business day until such time as $102,065 has been paid. The Knight Capital Agreement required a setup fee in the amount of $1,490 at the time of sale and is subject to a personal guaranty by an officer of the Company. The Knight Capital Agreementalso contains customary affirmative and negative covenants, representations and warranties, and default and termination provisions. The Company used the proceeds for working capital purposes.

TVT Capital Agreement

On January 28, 2016, the Company entered into a one-time Purchase and Sale of Future Receivables Agreement, dated as of January 22, 2016, with TVT Capital, LLC (the "TVT Agreement"). Pursuant to the TVT Agreement, the Company sold $59,600 of future receivables to TVT Capital for $40,000 of proceeds Pursuant to the TVT Agreement, the Company agreed to pay TVT Capital $699 each business day until such time as $59,600 has been paid. The TVT Agreement required a setup fee in the amount of $1,192 at the time of sale and is subject to a personal guaranty by an officer of the Company. The TVT Agreement also contains customary affirmative and negative covenants, representations and warranties, default and termination provisions. Additionally, TVT was granted a security interest in (a) all accounts, chattel paper, documents, equipment, general intangibles, instruments, and inventory now or hereafter owned or acquired by the Company and (b) all proceeds, as that term is defined in Article 9 of the Uniform Commercial Code. The Company used the proceeds for working capital purposes.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

Please see the disclosure set forth under "Item 1.01 Entry into a Material Definitive Agreement," which is incorporated by reference into this Item 2.03.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TITANIUM HEALTHCARE, INC.

Dated: February 3, 2016	By:	/s/ Chuck Talley
Chuck Talley
Chief Financial Officer